Exhibit 99.1

News release

TREX COMPANY REPORTS THIRD QUARTER 2024 RESULTS

Continued Strength in Consumer Demand for Premium Products

New Railing Product Introductions to Accelerate Market Share Gains

Provides Update on New Arkansas Facility

Reaffirms Full Year 2024 Sales Guidance and Expects to Achieve High End of EBITDA Guidance Range

WINCHESTER, Va. –October 28, 2024– Trex Company, Inc. (NYSE:TREX), the world’s largest manufacturer of wood-alternative decking and railing, and a leader in high-performance, low-maintenance outdoor living products, today announced financial results for the third quarter of 2024.

Third Quarter Financial 2024 Highlights

➣
Net sales of $234 million
➣
Gross margin of 39.9%
➣
Net income of $41 million and diluted earnings per share of $0.37
➣
EBITDA of $68 million and EBITDA margin of 29.1%
➣
Trex repurchased 1.6 million shares year-to-date for $100 million

CEO Comments

“Our third quarter results were ahead of our expectations led by sustained consumer demand for our premium-priced products, for which we estimate sell-through increased by high-single digits year-on-year and contractor lead time continued to average 6 to 8 weeks. As anticipated, sell-through of our lower-priced products was below last year’s levels, consistent with a pullback in spending by consumers in this segment, although the decline was sequentially stable and less pronounced than we had expected. During the third quarter, our channel partners reduced their inventory levels by approximately $70 million, in line with our expectations and seasonal demand trends. Our strong EBITDA margin in the third quarter reflected the benefits of our continuous cost-out programs, which partially offset the impact of lower utilization rates, as well as lower SG&A expenses,” said Bryan Fairbanks, President and CEO.

“New product development remains a strategic priority and a key driver of future double-digit growth for Trex. In the nine months ended September 30th, products launched within the last 36 months accounted for approximately 18% of our year-to-date net revenues of $984 million, demonstrating how well aligned our products are with consumer preferences. Among the latest Trex railing additions are new steel, mesh and aluminum railing systems, cable and glass systems, and enhancements to the Trex Select® and Trex Enhance® composite railing systems that are designed to provide an alternative to vinyl railing. Together, these offerings expand our railing portfolio to cover broader audience segments and are essential components to our goal of doubling Trex’s share of the railing market over the next five years. Additionally, we introduced two new colors with our proprietary heat-mitigating technology* to the Trex Enhance® decking line and are adding two new colors to our successful Trex Transcend® Lineage™ collection, which pioneered the use of this technology. These, and other advances on the drawing board, further the appeal and differentiation of Trex products.

“With respect to adjacencies, our recently introduced line of Trex®-branded deck fasteners continue to garner positive customer demand given their ease of installation and the cohesive aesthetic they provide to contractors and consumers. These launches, from railing to decking to fasteners, give our channel partners a competitive edge by allowing them to deliver end-to-end solutions from one supplier—Trex—and enabling them to compete more effectively at all price points while making Trex available to a wider range of homeowners,” Mr. Fairbanks noted.

* Although Trex decking products with heat-mitigating technology are designed to be cooler than most other composite decking products of a similar color, on a hot sunny day, it will get hot. On hot days, care should be taken to avoid extended contact between exposed skin and the deck surface, especially with young children and those with special needs.

Third Quarter 2024 Results

Third quarter 2024 net sales were $234 million, a decrease of 23% compared to $304 million reported in the prior-year quarter. Third quarter sales reflected an approximately $70 million channel inventory reduction.

Gross profit was $93 million and gross margin was 39.9%. Excluding the special warranty benefit recognized in last year’s third quarter, this compares to an adjusted gross profit of $127 million and adjusted gross margin of 41.8% in the similar 2023 period. Continued benefits from ongoing cost-out initiatives partially offset the impact of lower utilization.

Selling, general and administrative expenses were $39 million, or 16.6% of net sales, compared to $45 million, or 14.7% of net sales, in the 2023 third quarter, with the decline primarily resulting from reduced incentive compensation.

Net income for the 2024 third quarter was $41 million, or $0.37 per diluted share, a decrease of 38% from $65 million, or $0.60 per diluted share, reported in the 2023 third quarter. EBITDA decreased 32% to $68 million from $99 million, and EBITDA margin contracted 360 basis points to 29.1% from 32.7% in the prior year period. Excluding the warranty benefit, third quarter 2023 net income was $62 million, or $0.57 per diluted share, EBITDA was $96 million, and EBITDA margin was 31.5%.

Year-to-Date Results

Year-to-date net sales increased 9% to $984 million from $899 million in the year-ago period. Gross profit was $431 million and gross margin was 43.8%, up 13% and 130 basis points, respectively, from the $382 million and 42.5% during the same period in 2023.

Selling, general and administrative expenses were $141 million, or 14.3% of net sales, compared to $134 million, or 14.9% of net sales, in the year-ago period.

Net income year-to-date was $217 million, or $1.99 per share, representing 18% growth from the $183 million, or $1.69 per share, reported in the first nine months of 2023. EBITDA was $331 million, up 16% from the $285 million of the prior year. EBITDA margin expanded by 200 basis points to 33.7% from 31.7% in 2023.

Recent Developments & Recognitions

➣
Trex added two new colors to the brand’s popular Trex Enhance® decking line.
•
Trex introduced All-In-One Post Kits for its Trex Select® and Trex Enhance® railing. Designed to simplify the railing purchase and installation process, these budget-friendly kits come complete with a composite post sleeve, post cap and post skirt, all packaged together.
•
Trex continues to demonstrate its commitment to tackling America’s plastic waste problem through the NexTrex® Grassroots Movement, which promotes responsible disposal of polyethylene plastic waste and gives it new life as beautiful, durable and environmentally friendly Trex® composite decking. Since launching in August of 2022, this collaborative recycling initiative has experienced tremendous growth with an impressive 227% increase in participation from eco-minded businesses, municipalities, educational institutions and other organizations across the country.

Update on New Arkansas Facility

We are providing the following additional details on our new Arkansas facility, which represent our best estimates of related costs and the current timetable. We continue to adopt a modular approach to the development of the Arkansas campus, bringing on production lines in line with demand. Once completed, Arkansas will be our most efficient production site, incorporating our latest proprietary equipment and technology and situated to support long-term growth. With the completion of the plant, Trex’s total manufacturing capacity will be in excess of $2 billion per year.

•
Recycled plastic processing at the Company’s new Arkansas facility will begin in early 2025. We anticipate that the associated one-time start-up costs will total approximately $5 million beginning in the first quarter of 2025 and the associated annualized depreciation of $10 million beginning in the second quarter of 2025. We expect these operations will be running at target utilization rates by the third quarter of 2025.

•
Decking manufacturing production efficiencies at our existing manufacturing facilities have yielded increased capacity that will allow us to meet the projected demand through 2026. Therefore, the Company plans to commence decking board production at its new Arkansas campus in the first half of 2027. We expect the one-time start-up costs to be approximately $12 million beginning in the first half of 2027, with associated annualized depreciation of $20 million beginning at the same time. We expect these operations will be running at target utilization rates by the end of 2027.

•
Capital expenditures for the Arkansas facility are expected to be approximately $550 million, of which $340 million have already been disbursed. The increase from the Company’s prior guidance for the project primarily reflects management’s decision to build redundancies to mitigate potential production constraints within our existing manufacturing facilities as well as inflationary pressures on installation and building material costs. Upon completion of the project, total Company capital expenditures are expected to return to substantially lower levels, resulting in significant free cash flow generation.

Summary and Outlook

“Based on our year-to-date results and our channel visibility, we are pleased to reaffirm net sales guidance at the midpoint of our range, $1.14 billion and we expect EBITDA margin to reach the high end of our guidance, 30.5%.

“Looking ahead to 2025, we will be working closely with our channel partners to maximize the benefits of our expanded railing line, and we anticipate that several of our exclusive decking distributors will adopt exclusivity for Trex® railing as well. This is expected to significantly increase our penetration of the $3.3 billion railing market and to have a multiplier effect on both our decking and railing sales. We anticipate the initial cost to Trex of this transition to be approximately $5 million and occur almost exclusively in 2025. Thanks to the continued success of our ongoing cost-out programs, we expect our underlying EBITDA margin in 2025, adjusted for the one-time Arkansas start-up costs and railing transition expense, to exceed 31%.

“As the market leader, with the greatest brand awareness in the category, the largest and most trusted network of distributors, dealers and home centers in North America, and the most robust product portfolio across decking and railing, Trex is positioned to capture the greatest share of the industry’s growth opportunities. Demonstrating our confidence in the long-term outlook for the Trex Company, we returned $100 million to our shareholders through the repurchase of 1.6 million shares of our outstanding common stock in the third quarter and fourth quarter to-date,” Mr. Fairbanks concluded.

Third Quarter 2024 Conference Call and Webcast Information

Trex will hold a conference call to discuss its third quarter 2024 results on Monday, October 28, 2024, at 5:00 p.m. ET. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call, and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 3Q24 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available within 24 hours of the call on the Trex website. The audio replay will be available for 30 days.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures of adjusted gross profit, adjusted gross margin, adjusted net income and adjusted diluted earnings per share, earnings before interest, income taxes, depreciation and amortization (EBITDA) and EBITDA as a percentage of net sales, EBITDA margin, and adjusted EBITDA and adjusted EBITDA margin. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP and are not meant to be considered superior to or a substitute for our GAAP results. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of these non-GAAP financial measures to GAAP information are included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the Company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.

Reconciliation of gross profit (GAAP) to adjusted gross profit (non-GAAP) is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Net sales	$233,717	$303,836	$983,822	$899,092
Cost of sales	140,512	172,941	552,896	517,321
Gross profit	93,205	130,895	430,926	381,771
Warranty Adjustment	—	(3,800)	—	(3,800)
Adjusted Gross Profit	93,205	127,095	430,926	377,971
Gross Margin	39.9%	43.1%	43.8%	42.5%
Adjusted Gross Margin	39.9%	41.8%	43.8%	42.0%

Reconciliation of net income (GAAP) to adjusted net income (non-GAAP) is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	($ in thousands)
Net Income	$40,553	$65,266	$216,620	$183,433
Warranty Adjustment	—	(3,800)	—	(3,800)
Income Tax Effect*	—	969	—	969
Adjusted Net Income	40,553	62,435	216,620	180,602
Diluted Earnings Per Share	$0.37	$0.60	$1.99	$1.69
Adjused diluted earnings per share	$0.37	$0.57	$1.99	$1.66

*Effective tax rate for 2023 of 25.5%.

Reconciliation of net income (GAAP) to EBITDA and adjusted EBITDA (non-GAAP) is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	($ in thousands)
Net Income	$40,553	$65,266	$216,620	$183,433
Interest income (expense), net	(5)	(734)	(11)	2,555
Income tax expense	13,756	21,831	73,609	62,089
Depreciation and amortization	13,611	12,996	41,218	37,194
EBITDA	$67,915	$99,359	$331,436	$285,271
Warranty Adjustment		$(3,800)		$(3,800)
Adjusted EBITDA	$67,915	$95,559	$331,436	$281,471
Net income as a percentage of net sales	17.3%	21.5%	22.0%	20.4%
EBITDA as a percentage of net sales (EBITDA margin)	29.1%	32.7%	33.7%	31.7%
Adjusted EBITDA as a percentage of net sales (Adjusted EBITDA margin)	29.1%	31.5%	33.7%	31.3%

About Trex Company

For more than 30 years, Trex Company [NYSE: TREX] has invented, reinvented and defined the composite decking category. Today, the Company is the world’s #1 brand of sustainably made, wood-alternative decking and deck railing, and a leader in high performance, low-maintenance outdoor living products. The undisputed global leader, Trex boasts the industry’s strongest distribution network with products sold through more than 6,700 retail outlets across six continents. Through strategic licensing agreements, the Company offers a comprehensive outdoor living portfolio that includes deck drainage, flashing tapes, LED lighting, outdoor kitchen components, pergolas, spiral stairs, fencing, lattice, cornhole and outdoor furniture – all marketed under the Trex® brand. Based in Winchester, Va., Trex is proud to have been named America’s Most Trusted® Outdoor Decking** four years in a row (2021-2024). The Company was also recently included on Barron’s list of the 100 Most Sustainable U.S. Companies 2024, named one of America’s Most Responsible Companies 2024 by Newsweek and ranked as one of the 100 Best ESG Companies for 2023 by Investor’s Business Daily. For more information, visit Trex.com. You may also follow Trex on Facebook (trexcompany), Instagram (trexcompany), X (Trex_Company), LinkedIn (trex-company), TikTok (trexcompany), Pinterest (trexcompany) and Houzz (trex-company-inc), or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

**Trex received the highest numerical score in the proprietary Lifestory Research 2021-2024 America’s Most Trusted® Outdoor Decking studies. Study results are based on experiences and perceptions of people surveyed. Your experiences may vary. Visit www.lifestoryresearch.com.

Forward-Looking Statements

The statements in this press release regarding the Company’s expected future performance and condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products and raw materials; the Company’s ability to obtain raw materials, including scrap polyethylene, wood fiber, and other materials used in making our products, at acceptable prices; increasing inflation in the macro-economic environment; the Company’s ability to maintain product quality and product performance at an acceptable cost; the Company’s ability to increase throughput and capacity to adequately match supply with demand; the level of expenses associated with warranty claims, product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; the impact of current and upcoming data privacy laws and the EU General Data Protection Regulation and the related actual or potential costs and consequences; material adverse impacts from global public health pandemics and geopolitical conflicts; and material adverse impacts related to labor shortages or increases in labor costs. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

TREX COMPANY, INC.

Condensed Consolidated Statements of Comprehensive Income

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Net sales	$233,717	$303,836	$983,822	$899,092
Cost of sales	140,512	172,941	552,896	517,321
Gross profit	93,205	130,895	430,926	381,771
Selling, general and administrative expenses	38,901	44,532	140,708	133,694
Income from operations	54,304	86,363	290,218	248,077
Interest income (expense), net	(5)	(734)	(11)	2,555
Income before income taxes	54,309	87,097	290,229	245,522
Provision for income taxes	13,756	21,831	73,609	62,089
Net income	$40,553	$65,266	$216,620	$183,433
Basic earnings per common share	$0.37	$0.60	$2.00	$1.69
Basic weighted average common shares outstanding	108,258,401	108,583,009	108,529,825	108,707,699
Diluted earnings per common share	$0.37	$0.60	$1.99	$1.69
Diluted weighted average common shares outstanding	108,379,416	108,702,495	108,659,118	108,829,374
Comprehensive income	$40,553	$65,266	$216,620	$183,433

TREX COMPANY, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	September 30,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$12,838	$1,959
Accounts receivable, net	140,060	41,136
Inventories	187,935	107,089
Prepaid expenses and other assets	11,885	22,070
Total current assets	352,718	172,254
Property, plant and equipment, net	852,912	709,402
Operating lease assets	36,110	26,233
Goodwill and other intangible assets, net	19,386	18,163
Other assets	6,094	6,833
Total assets	$1,267,220	$932,885
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$61,480	$23,963
Accrued expenses and other liabilities	113,634	56,734
Accrued warranty	6,104	4,865
Line of credit	70,000	5,500
Total current liabilities	251,218	91,062
Deferred income taxes	67,226	72,439
Operating lease liabilities	26,782	18,840
Non-current accrued warranty	17,530	17,313
Other long-term liabilities	16,560	16,560
Total liabilities	379,316	216,214
Preferred stock,$0.01 par value, 3,000,000 shares authorized;	—	—
Common stock, $0.01 par value, 360,000,000 shares authorized; 141,087,688 and 140,974,843 shares issued and 107,901,982 and 108,611,537 shares outstanding at September 30, 2024 and December 31, 2023, respectively	1,411	1,410
Additional paid-in capital	145,198	140,157
Retained earnings	1,552,679	1,336,058
Treasury stock, at cost, 33,185,706 and 32,363,306 shares at September 30, 2024 and December 31, 2023, respectively	(811,384)	(760,954)
Total stockholders' equity	887,904	716,671
Total liabilities and stockholders' equity	$1,267,220	$932,885

TREX COMPANY, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2024	2023
	(unaudited)
Operating Activities
Net income	$216,620	$183,433
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,218	37,194
Deferred Income Taxes	(5,212)	—
Stock-based compensation	9,663	7,384
Loss on disposal of property, plant and equipment	2,262	1,081
Other non-cash adjustments	46	(169)
Changes in operating assets and liabilities:
Accounts receivable	(98,924)	(102,852)
Inventories	(80,847)	80,971
Prepaid expenses and other assets	1,266	4,376
Accounts payable	681	10,678
Accrued expenses and other liabilities	52,125	39,039
Income taxes receivable/payable	13,504	27,090
Net cash provided by operating activities	152,402	288,225

Investing Activities
Expenditures for property, plant and equipment	(151,481)	(112,920)
Proceeds from sales of property, plant and equipment	106	—
Net cash used in investing activities	(151,375)	(112,920)

Financing Activities
Borrowings under line of credit	608,300	509,500
Principal payments under line of credit	(543,800)	(675,000)
Repurchases of common stock	(55,655)	(18,441)
Proceeds from employee stock purchase and option plans	1,007	925
Financing costs	—	30
Net cash provided by (used in) financing activities	9,852	(182,986)
Net increase (decrease) in cash and cash equivalents	10,879	(7,681)
Cash and cash equivalents at beginning of period	1,959	12,325
Cash and cash equivalents at end of period	$12,838	$4,644

Contacts:

Brenda K. Lovcik

Senior Vice President and CFO

540-542-6300

Lynn Morgen

Casey Kotary

ADVISIRY Partners

212-750-5800

lynn.morgen@advisiry.com

casey.kotary@advisiry.com